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                                                                   Exhibit 10.23


                           MEMORANDUM OF UNDERSTANDING

     This Memorandum of Understanding is being signed on December 20th, 1999 between Telaxis Communications Corporation, 20 Industrial Drive East, South Deerfield, MA 01373 ("Telaxis") and C-MAC Industries Inc., 1010 Sherbrooke Street West, Suite 1610, Montreal, Quebec H3A 2R7, CANADA ("C-MAC").

     Telaxis and C-MAC have decided to explore the possibility of C-MAC manufacturing BWA CPE transceivers, hub transmitters and receivers, and other products ("Products") for Telaxis. The parties will negotiate a definitive agreement in good faith with terms and conditions substantially similar to the following on or before February 15, 2000. The parties acknowledge that the definitive agreement will contain other terms and conditions as are customarily found in similar agreements between companies. Section 2 of the MOU also serves as a binding interim agreement between Telaxis and C-MAC to permit C-MAC to manufacture Products shortly after the definitive agreement is signed.


1.   The basic terms for the proposed joint activity follow:

     A. C-MAC would manufacture Products in accordance with Telaxis' specifications
     B.   Telaxis would provide C-MAC with the equipment needed for the manufacture
     C. Telaxis would provide C-MAC with rolling weekly forecasts for the next 6 month period
     D.   Deliveries for first month would be binding commitment
     E. Deliveries for second month would be binding commitment subject to 25% increase or decrease in quantity
     F. Deliveries for third month would be binding commitment subject to 50% increase or decrease in quantity
     G. Deliveries for fourth, fifth, and sixth months would not be fixed commitments
     H. Telaxis would be responsible to C-MAC for the unused portion of its material commitments not usable in another product which are scheduled for delivery during and in quantity consistent with binding portion of forecast or (for longer lead items) the full forecast - C-MAC to use good faith efforts to minimize liability of Telaxis
     I. Parties to work together to reduce cost of Products - if cost reduction results from Telaxis idea, cost reduction passed on to Telaxis - if cost reduction results from C-MAC idea, cost reduction shared 50-50
     J.   Telaxis retains all ownership and proprietary rights to Products
     K.   18 month Product warranty
     L.   Warranty service to be discussed
     M. C-MAC would be given right of first refusal on any additional manufacture outsourcing by Telaxis
     N.   C-MAC would not manufacture LMDS products for anyone else
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     O.   Mutual confidentiality obligation

2. To begin the familiarization process while the definitive agreement is being negotiated and to permit C-MAC to manufacture Products shortly after the definitive agreement is signed, Telaxis and C-MAC agree to the following binding terms:

     A. Telaxis will start buying the equipment necessary for C-MAC to manufacture Products.
     B. While the equipment is being built, C-MAC will send technicians to Telaxis' facility for training concerning the building of the equipment
     C. Beginning in early January 2000, C-MAC will send 8-10 employees to Telaxis' facility for an approximate three week training period concerning manufacturing.
     D. Telaxis will reimburse C-MAC for the reasonable expenses incurred by its employees for travel, room and board while those employees are at Telaxis' facilities. In addition, Telaxis will pay C-MAC an hourly rate for those employees based on direct salary and benefits without a profit or overhead component.

TELAXIS COMMUNICATIONS                C-MAC INDUSTRIES INC.
CORPORATION


By: /s/ Mervyn FitzGerald             By: /s/ Paul Campbell
   ----------------------                ------------------
Name:  Mervyn FitzGerald              Name: Paul Campbell
Title:  SVP Operations                Title: Plant Manager